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Exhibit 12.1

Pacific Energy Partners, L.P.
Statement of Computation of Ratio of Earnings to Fixed Charges

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2002	2001	2000	2003	2002
	(in thousands)
	(unaudited)
Earnings
Pre-tax income from continuing operations(1)	$32,227	$14,038	$12,602	$11,027	$18,318
Fixed charges	11,667	10,056	18,115	8,148	3,855
Distributed income of equity investee	1,600	2,098	1,581	1,333	933

Total earnings	45,494	26,192	32,298	20,508	23,106

Fixed charges
Interest expense	$11,667	$10,056	$18,115	$8,148	$3,855

Ratio of earnings to fixed charges	$3.90	$2.60	$1.78	$2.52	$5.99

(1)
Pre-tax income from continuing operations excludes income from equity investee.

Pacific Energy Group LLC
Statement of Computation of Ratio of Earnings to Fixed Charges

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2002	2001	2000	2003	2002
	(in thousands)
	(unaudited)
Earnings
Pre-tax income from continuing operations(1)	$32,248	$14,038	$12,602	$11,020	$18,318
Fixed charges	11,667	10,056	18,115	8,148	3,855
Distributed income of equity investee	1,600	2,098	1,581	1,333	933

Total earnings	45,482	26,192	32,298	20,501	23,106

Fixed charges
Interest expense	$11,667	$10,056	$18,115	$8,148	$3,855

Ratio of earnings to fixed charges	$3.90	$2.60	$1.78	$2.52	$5.99

(1)
Pre-tax income from continuing operations excludes income from equity investee.

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Pacific Energy Partners, L.P. Statement of Computation of Ratio of Earnings to Fixed Charges